PRESS RELEASE

Contact: Symmetry Medical Inc. Fred L. Hite Senior Vice President Chief Financial Officer (574) 371-2218	Investors and Media: The Ruth Group Zack Kubow (646) 536-7020 zkubow@theruthgroup.com

Symmetry Medical Reports Third Quarter 2012 Financial Results

Continued debt reduction; leverage ratio at 3.7x

Third Quarter Highlights:

  Revenue of $100.9 million, up 20% year-over-year
  Gross margin of 28.0% compared to 18.7% year ago
  Operating income of $10.2 million; as adjusted operating income of $14.0 million, up 226% year-over-year and 16% sequentially
  Net income of $3.7 million; as adjusted net income of $6.5 million, up 183% year-over-year and 30% sequentially
  Generated strong cash from operations of $15.3 million
  Narrows 2012 revenue and EPS guidance

WARSAW, Ind., November 1, 2012 - Symmetry Medical Inc. (NYSE: SMA), a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays, announced third quarter 2012 financial results for the period ended September 29, 2012.

	Third Quarter			Vs Prior Quarter
(in millions, except per share data)	2012	2011	Change	3Q'12	2Q'12	Change
Revenue	$100.9	$84.0	20%	$100.9	$102.3	-1%
Operating income	10.2	1.7	500%	10.2	8.1	26%
Net income	3.7	0.5	640%	3.7	1.6	131%
EPS	$0.10	$0.01	900%	$0.10	$0.05	100%

As Adjusted Non-GAAP*
Operating income*	$14.0	$4.3	226%	$14.0	$12.1	16%
Net income*	6.5	2.3	183%	6.5	5.0	30%
EPS*	$0.18	$0.06	200%	$0.18	$0.14	29%

* Excludes non-cash charges for stock compensation expense, amortization of intangible assets and debt issuance costs, as well as charges for management transition costs, acquisition related costs, facility closure and severance, SEC related legal costs and legal entity restructuring costs. See “As Adjusted Financial Measures” below.

(in millions, except per share data)	Third Quarter			Vs Prior Quarter
Revenue by Product: by Segment	2012	2011	Change	3Q'12	2Q'12	Change
OEM Solutions Revenue
Instruments	$29.6	$24.8	19%	$29.6	$28.5	4%
Implants	25.6	26.7	-4%	25.6	25.1	2%
Cases	14.2	15.9	-11%	14.2	14.5	-2%
Other	6.7	6.1	10%	6.7	6.9	-3%
Total OEM Solutions Revenue	$76.1	$73.5	4%	$76.1	$75.0	1%
Symmetry Surgical Revenue	24.8	10.5	136%	24.8	27.3	-9%

Total Revenue	$100.9	$84.0	20%	$100.9	$102.3	-1%

Revenue for the third quarter 2012 was $100.9 million, up 20.1% compared to $84.0 million in the same period last year. The year-over-year revenue increase was driven by growth in the Company’s OEM Solutions and Symmetry Surgical segments. Symmetry Surgical segment results for the third quarter 2012 included the Company’s December 2011 acquisition of the surgical instruments business of Codman & Shurtleff, Inc. and its August 2011 acquisition of Olsen Medical.

The increase in revenue in the Company’s OEM Solutions segment to $76.1 million in the third quarter 2012 from $73.5 million in the third quarter 2011 was primarily driven by increased spending on instruments by OEM customers in support of new product launches, partially offset by continued weaker case customer demand. Third quarter 2012 OEM Solutions segment revenue was also impacted by $1.4 million, or -1.9%, due to the unfavorable impact of foreign currency exchange rates. On a sequential basis, third quarter 2012 OEM Solutions revenue was up 1.4% compared to the second quarter 2012, driven by increased demand in the Instruments and Implant categories, in-line with the Company’s expectations and indicative of the stable procedure growth reported by the Company’s OEM customers during the third quarter 2012.

The increase in revenue from the Company’s Symmetry Surgical segment to $24.8 million in the third quarter 2012 from $10.5 million in the third quarter 2011 was primarily due to the inclusion of $13.7 million of revenues from the Company’s acquisition of the surgical instruments business of Codman & Shurtleff, Inc. and Olsen Medical. Excluding these acquisitions, Symmetry Surgical segment revenue increased 5.7% year-over-year and decreased 9.1% sequentially.

Gross profit for the third quarter 2012 was $28.2 million, up 79.2% compared to $15.8 million in the same period last year. Gross margin percentage for the third quarter 2012 was 28.0%, compared to 18.7% in the third quarter 2011. The increase in gross margin was driven by a larger percentage of revenue from the Company’s higher margin Symmetry Surgical segment. Gross margin also benefitted from improvements to OEM Solutions gross margin, which were driven by increased leveraging of overhead costs due to higher sales volume, improvements in scrap and consumables, and efficiencies resulting from the Company’s lean initiatives.

Sales, marketing, general and administrative expenses in the third quarter 2012 were $16.8 million, compared to $12.9 million in the same period last year. The increase in the third quarter 2012 was primarily due to the inclusion of $3.4 million of expenses related to the acquisitions of Olsen Medical and the surgical instruments business of Codman & Shurtleff, Inc. Additionally, intangible assets were acquired with both these acquisitions which resulted in an increase of $1.3 million in amortization expense. The third quarter 2012 also included a $0.8 million increase in stock compensation expense and a $0.2 million increase in acquisition related costs compared to the prior year. These increases were partially offset by the reduction of $0.4 million in management transition expenses and $0.4 million in SEC-related legal costs from the same period last year. Facility closure and severance costs were a benefit of $0.1 million in the third quarter of 2012, compared to costs of $0.3 million in the same period last year.

Operating income for the third quarter 2012 was $10.2 million, up 512.0% compared to $1.7 million in the same period last year. Operating margin was 10.1% in the third quarter 2012, compared to 2.0% in the same period last year. Excluding amortization of intangible assets, stock compensation expense, acquisition related costs, management transition costs, SEC-related legal costs, facility closure and severance costs, and legal entity restructuring costs, operating income for the third quarter 2012 was $14.0 million, up 228.9% compared to $4.3 million in the same period last year primarily driven by significantly improved gross margin in the OEM Solutions segment as well as the impact of the Codman surgical instruments and Olsen acquisitions.

Interest expense for the third quarter 2012 was $4.7 million, compared to interest expense of $1.0 million in the same period last year. This increase was driven by incremental debt utilized to complete the Codman surgical instruments acquisition in December 2011.

Income tax expense for the third quarter 2012 was $1.9 million, compared to income tax expense of $0.3 million in the same period last year driven by the increase in pre-tax income.

Net income for the third quarter 2012 was $3.7 million, or $0.10 per diluted share, compared to net income of $0.5 million, or $0.01 per diluted share, in the same period last year. Excluding amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, management transition costs, SEC-related legal costs, facility closure and severance costs, and legal entity restructuring costs referenced above, net income for the third quarter 2012 was $6.5 million, or $0.18 per diluted share, compared to $2.3 million, or $0.06 per diluted share in the same period last year.

The weighted average number of diluted shares outstanding during the third quarter of 2012 was 36,512,341.

Thomas J. Sullivan, President and Chief Executive Officer of Symmetry Medical, stated, “Our third quarter results were in-line with our expectations, reflecting low single digit orthopedic procedure volume growth and continued margin improvement from our strategic operational initiatives. We generated strong cash flow and continued to pay down our debt. In our core OEM Solutions segment, our Symmetry Business System and cost containment initiatives resulted in margin expansion versus the year ago period. In our Symmetry Surgical segment, we achieved the significant milestone of fully integrating the U.S. operations of the recently acquired Codman surgical instruments business into our ERP infrastructure and Symmetry Surgical facility in Nashville, TN. We also continued our global rollout with the successful conversion away from our Johnson & Johnson transitional services agreements into direct relationships with distributors in Hong Kong, Puerto Rico, Chile, and Taiwan.

“Heading into the fourth quarter, orthopedic procedure growth remains stable, but it did not slightly accelerate as we had expected, and our OEM customers continue to be restrained with their capital spending and the ramp of new product launches. In addition, as some have announced, we expect OEM customers to employ conservative inventory management strategies heading into the end of the year that could impact our fourth quarter results. Accordingly, we are narrowing our full year 2012 guidance to a tighter range, with revenue now expected to be $410 to $415 million, with a corresponding tightening of as adjusted EPS guidance to $0.55 to $0.60.”

Financial Guidance

The following forward-looking estimates regarding 2012 guidance reflect current market conditions and foreign currency rates. Actual results may differ materially, and the Company refers you to forward-looking statements located at the end of the press release.

Based on the third quarter 2012 results, the Company is refining its full year 2012 revenue and earnings per share guidance. For the full year 2012, the Company expects revenue to be in the range of $410 million to $415 million, compared to the previous guidance of $410 million to $425 million. The Company expects full year 2012 GAAP earnings per diluted share to be in the range of $0.26 to $0.31 and full year 2012 as adjusted* earnings per diluted share to be in the range of $0.55 to $0.60. This compares to the previous full year 2012 guidance of GAAP earnings per diluted share in the range of $0.30 to $0.40 and as adjusted* earnings per diluted share in the range of $0.55 to $0.65. The as adjusted* earnings per diluted share guidance excludes the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, and facility closure and severance costs. These items are expected to negatively impact full year 2012 GAAP earnings per diluted share by approximately $0.29.

Diluted earnings per share – GAAP	$0.26 - $0.31

Estimated Amortization	($0.17)
Estimated stock compensation expense	($0.07)
Estimated all other adjustments	($0.05)

Diluted earnings per share – as adjusted*	$0.55 - $0.60

Conference Call

Symmetry Medical will host a conference call to discuss third quarter 2012 financial results at 8:00 a.m. ET on November 1, 2012. A live webcast of the conference call will be available online from the investor relations page of the Company’s corporate website at www.symmetrymedical.com. The dial-in numbers are (888) 771-4371 for domestic callers and (847) 585-4405 for international. The confirmation number for both is 33565480 (please reference “Zack Kubow” as host and “Symmetry Medical” as the Company). After the live webcast, the call will remain available on Symmetry Medical’s website through February 1, 2013. In addition, a telephonic replay of the call will be available until November 8, 2012. The replay numbers are (888) 843-7419 for domestic callers and (630) 652-3042 for international callers. Please use passcode 3356 5480#.

About Symmetry Medical Inc.

Symmetry Medical Inc. is a leading global source of innovative medical device solutions, including surgical instruments, orthopedic implants, and sterilization cases and trays. The Company’s thousands of Teammates provide design, development and worldwide production capabilities for these products to customers in the orthopedic industry, other medical device markets, and specialized non-healthcare markets. Symmetry’s trusted reputation and brands, broad Intellectual Property portfolio and commitment to innovation enable it to collaborate with hundreds of global medical device manufacturers as well as thousands of hospitals to provide solutions for today’s needs and tomorrow’s growth.

As Adjusted Non-GAAP Measures

The as adjusted* measures, including adjusted operating income, net income and EPS, shown in this release exclude the impact of amortization of intangible assets and debt issuance costs, stock compensation expense, acquisition related costs, legal entity restructuring costs, SEC-related legal costs, management transition costs, and facility closure and severance costs.

Reconciliations of these non-GAAP measures to the most directly comparable GAAP measure are included after the financial information included in this press release. These measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP measures used by other companies. Management believes these non-GAAP measures improve management’s and investors’ ability to better compare the company’s ongoing financial performance between periods and with other companies.

Forward-Looking Statements

Statements in the press release regarding Symmetry Medical Inc.'s business which are not historical facts may be "forward-looking statements" that involve risks and uncertainties, within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as "may," "might," "will," "should," "expect," "believe," "anticipate," "plan," "estimate," "intend," and similar words indicating possible future expectations, events or actions. Such predictive statements are not guarantees of future performance, and actual outcomes and results could differ materially from our current expectations. We refer you to the "Risk Factors" and "Forward Looking-Statements" sections in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as the Company's other filings with the SEC, which are available on the SEC's Web site at www.sec.gov.

Symmetry Medical Inc.
Consolidated Statements of Operations

	Three Months Ended		Nine Months Ended
	September 29,	October 1,	September 29,	October 1,
	2012	2011	2012	2011
	(In Thousands, Except Per Share Data)
	(unaudited)

Revenue	$100,929	$84,039	$303,949	$274,538
Cost of revenue	72,703	68,285	223,808	217,233

Gross profit	28,226	15,754	80,141	57,305
Research and development expenses	1,293	966	2,998	3,031
Sales and marketing expenses	6,107	4,140	19,868	13,354
General and administrative expenses	10,730	8,733	32,331	26,084
Facility closure and severance	(76)	253	596	2,526

Operating income	10,172	1,662	24,348	12,310
Other (income) expense:
Interest expense	4,737	964	14,905	2,754
Derivatives valuation gain	(116)	—	(179)	—
Other	(108)	(160)	(562)	591

Income before income taxes	5,659	858	10,184	8,965
Income tax expense	1,921	331	3,980	2,901

Net income	$3,738	$527	$6,204	$6,064

Net income per share:
Basic	$0.10	$0.01	$0.17	$0.17

Diluted	$0.10	$0.01	$0.17	$0.17

Weighted average common shares and equivalent shares outstanding:
Basic	36,044	35,546	35,951	35,537
Diluted	36,512	36,021	36,360	36,000

Symmetry Medical Inc.
Consolidated Balance Sheets
In Thousands
	September 29,	December 31,
	2012	2011
	(unaudited)
ASSETS:
Current Assets:
Cash and cash equivalents	$12,366	$18,931
Accounts receivable, net	53,035	51,835
Inventories	72,872	84,678
Refundable income taxes	3,866	5,090
Deferred income taxes	10,290	7,535
Derivative valuation asset	179	—
Other current assets	4,005	4,863

Total current assets	156,613	172,932
Property and equipment, net	100,760	103,363
Goodwill	228,783	229,112
Intangible assets, net of accumulated amortization	118,414	124,276
Other assets	8,203	9,182

Total Assets	$612,773	$638,865

LIABILITIES AND SHAREHOLDERS' EQUITY:
Current Liabilities:
Accounts payable	$26,655	$23,343
Accrued wages and benefits	11,786	7,637
Other accrued expenses	7,366	5,825
Accrued income taxes	67	522
Current portion of derivative valuation liability	495	—
Deferred income taxes	—	39
Revolving line of credit	718	6,567
Current portion of capital lease obligations	522	483
Current portion of long-term debt	11,111	5,904

Total current liabilities	58,720	50,320
Accrued income taxes	6,981	6,844
Deferred income taxes	19,989	18,459
Derivative valuation liability, less current portion	3,868	—
Other liabilities	654	619
Capital lease obligations, less current portion	1,514	1,907
Long-term debt, less current portion	210,777	259,317

Total Liabilities	302,503	337,466

Shareholders' Equity:
Common Stock, $.0001 par value; 75,000 shares authorized; shares issued September 29, 2012--36,788; December 31, 2011--36,426	4	4
Additional paid-in capital	286,619	283,071
Retained earnings	23,344	17,140
Accumulated other comprehensive income	303	1,184

Total Shareholders' Equity	310,270	301,399

Total Liabilities and Shareholders' Equity	$612,773	$638,865

Reconciliation of As Adjusted Financial Measures
	Three Months Ended
	September 29,		June 30,	October 1,
	2012		2012	2011
	(In Thousands, Except Per Share Data)
	(unaudited)

Operating income, as reported	$10,172		$8,114	$1,662
Adjustments:
Amortization of intangible assets	2,017	s	2,008	722
Stock Compensation expense*	1,126		1,003	307
Management transition costs	58		58	477
Acquisition related costs**	635		264	475
SEC-related legal costs***	—		12	356
Facility closure and severance	(76)		299	253
Legal entity restructuring****	54		315	—

Operating income, as adjusted	$13,986		$12,073	$4,252

Net income, as reported	$3,738		$1,636	$527
Adjustments:
Amortization of intangible assets	1,311		1,305	469
Amortization of debt issuance costs	295		315	57
Stock Compensation expense*	732		652	200
Management transition costs	38		38	310
Acquisition related costs**	413		172	309
SEC-related legal costs***	—		8	231
Facility closure and severance	(49)		194	164
Legal entity restructuring****	35		630	—

Net income, as adjusted	$6,513		$4,950	$2,267

Earning per diluted share, as reported	$0.10		$0.05	$0.01
Impact of adjustments	0.08		0.09	0.05

Earning per diluted share, as adjusted	$0.18		$0.14	$0.06

* Stock compensation expense is included in two adjustment categories; stock compensation expense and management transition costs. Management transition costs for the three months ended October 1, 2011 included stock compensation expense of $226.
** Third quarter 2012 represents acquisition costs of $635. Second quarter 2012 and third quarter 2011 include $173 and $189, respectively, of acquisition costs; $91 and $286, respectively, of non-cash purchase accounting inventory step-up amortization.
*** Second quarter 2012 and third quarter 2011 include professional fees associated with the informal SEC inquiry which concluded in early 2012.
**** Legal entity restructuring during the second and third quarter s of 2012 include professional fees, foreign currency impact and a net unfavorable income tax impact.